UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2005

McKesson Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13252	943207296
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

McKesson Plaza, One Post Street, San Francisco, California		94104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415-983-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 16, 2005, McKesson Corporation (the "Company") and certain of its present and former directors and officers filed a stipulation of settlement in the Delaware Court of Chancery that provides for settlement of a previously reported derivative action captioned "Saito, et al. v. McCall, et al." (Del. Ch. C.A. No. 17132-NC). Under the proposed settlement, which is subject to court approval, the Company's insurance companies will pay $30 million (the "Settlement Consideration") to the Company in exchange for a release of the Company's potential claims against eighteen present or former directors or officers of the Company or HBO & Company, among other terms. Plaintiff’s attorney fees, in an amount up to $6 million, will be paid from the Settlement Consideration. The defendants continue to deny vigorously all allegations of wrongdoing or liability with respect to all claims, events and transactions complained of in the actions, but have agreed to the compromise and settlement of the Delaware action to avoid the burden and expense of continued litigation of the actions. The settlement will also resolve claims asserted in two other derivative actions, one pending in federal court in California, captioned "Cohen v. McCall et al." (N.D. Cal. Case No. 99-20916-RMW) and one pending in state court in California, captioned "Mitchell v. McCall, et al."(Cal. Super. Ct., S.F. County Case No. 304415). The proposed settlement has been approved by the Company's Board of Directors, with those directors who are parties to the settlement abstaining from consideration of the matter.

The Delaware court has set a hearing for consideration of approval of the settlement on February 21, 2006. In advance of that settlement hearing, the Company will send a notice to shareholders of record that will describe more fully the terms and conditions of the settlement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McKesson Corporation

December 21, 2005	By:	Ivan D. Meyerson

Name: Ivan D. Meyerson
Title: Executive Vice President, General Counsel and Secretary